BARRY L. FRIEDMAN, P.C.
                        Certified Public Accountant


1582 TULITA DRIVE                           OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                    FAX NO. (702) 896-0278


                      CONSENT OF INDEPENDENT AUDITORS


To Whom It May Concern:
                                                          December 19, 1999

     The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of December 19, 1999, on the Financial Statements of Incubus Acquisition, Inc.,(formerly CyberTek Corpor-Ation), as of December 17 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

/s/ Barry L. Friedman

Barry L. Friedman
Certified Public Accountant